                                                                    EXHIBIT 11.1

                        PHOENIX INTERNATIONAL LTD., INC.

                       COMPUTATION OF EARNINGS PER SHARE
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


                                                               Three Months Ended                      Six Months Ended
                                                                    June 30,                               June 30,
                                                      ------------------------------------  --------------------------------------
                                                            1997               1996               1997                1996
                                                      -----------------  -----------------  ----------------  --------------------

Net Income                                              $  763,674         $  351,450          $1,776,970            $  492,976
                                                        ==========         ==========          ==========            ==========

PRIMARY
Weighted average common stock outstanding                3,944,740          3,020,121         3,896,719             2,986,358

Effect of dilutive common stock equivalents
 outstanding during the period (1)                        433,982            365,818           435,962               245,753

Effect of common stock issued and stock options
     granted during the 12-month period preceding
     July 1, 1996 (3)                                           --                 --                --               114,880

Total common and common equivalent shares                4,378,722          3,385,939         4,332,681             3,346,991
                                                        ==========         ==========        ==========            ==========

Primary net income per share                            $     0.17         $     0.10        $     0.14            $     0.14
                                                        ==========         ==========        ==========            ==========

FULLY DILUTED

Weighted average common stock outstanding                3,944,740          3,020,121         3,896,719             2,986,358

Effect of dilutive common stock equivalents
 outstanding during the period(2)                          446,711            411,638           452,135               294,030

Effect of common stock issued and stock options
     granted during the 12-month period preceding
     July 1, 1996(3)                                           --                 --                --               114,880

     Total common and common equivalent share           4,391,451          3,431,759         4,348,854             3,395,268
                                                       ==========         ==========        ==========            ==========

Fully diluted net income per share                     $     0.17         $     0.10        $     0.41            $     0.14
                                                       ==========         ==========        ==========            ==========
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1.  Based on the treasury stock method using average market price.
2.  Based on the treasury stock method using the higher of the average or period-end market price.
3.  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
    83, common stock issued and stock options granted at prices below the initial public offering price per share during the 12-month period immediately preceding the initial filing and through the effective date of the Registration Statement, using the treasury stock method.